Exhibit 99.1

www.exelixis.com 210 East Grand Ave. P.O. Box 511 South San Francisco, CA 94083-0511 650.837.7000 main 650.837.8205 fax

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Executive Director

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – May 7, 2009 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the first quarter ended March 31, 2009.

Revenues for the quarter ended March 31, 2009 were $25.3 million, compared to $27.9 million for the comparable period in 2008. The decrease from 2008 to 2009 primarily reflects the decrease in revenue due to the conclusion of various collaboration agreements partially offset by revenues associated with the license fee payments under the new cancer collaboration with Bristol-Myers Squibb Company for XL184 and XL281.

Research and development expenses for the quarter ended March 31, 2009 were $55.3 million, compared to $66.0 million for the comparable period in 2008. The decrease from 2008 to 2009 primarily reflects the wind down of development expenses for XL647, decreased personnel costs due to our November 2008 restructuring and the impact from other cost containment measures initiated in 2008 which were partially offset by increased development activities related to XL184 and XL281.

General and administrative expenses for the quarter ended March 31, 2009 were $8.5 million, compared to $8.7 million for the comparable period in 2008. The decrease from 2008 to 2009 was primarily due to decreased personnel costs due to our November 2008 restructuring, partially offset by an increase in facilities costs.

Collaboration cost-sharing for the quarter ended March 31, 2009 was $1.8 million and reflects the net impact of reimbursement due to Exelixis under the agreement with Bristol-Myers Squibb Company for XL281 offset by expenses incurred by Bristol-Myers Squibb Company on XL184.

Net loss attributable to Exelixis, Inc. for the quarter ended March 31, 2009 was $36.2 million, or $0.34 per share, compared to $41.3 million, or $0.39 per share, for the comparable period in 2008. The decrease in net loss attributable to Exelixis, Inc. from 2008 to 2009 was primarily due to decreased expenses described above.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $237.7 million at March 31, 2009, compared to $284.2 million at December 31, 2008.

Q1 2009 Highlights and Recent Developments:

•

Announced that seven abstracts have been accepted for presentation at the American Society of Clinical Oncology Annual Meeting, which will be held May 29 to June 2, 2009 in Orlando, Florida. Interim data from an ongoing phase 2 clinical trial of XL184 in patients with progressive glioblastoma multiforme in first or second relapse will be described in three poster presentations. Interim data from ongoing phase 1 clinical trials of XL147, XL281 and XL765 in patients with advanced solid tumors and XL228 in patients with advanced solid tumors or hematologic malignancies will be described in four separate oral presentations.

•

Established an exclusive, worldwide collaboration with Boehringer Ingelheim with the aim to discover, develop and commercialize autoimmune disease therapies. The collaboration is focused on the discovery of sphingosine-1-phosphate type 1 receptor (S1P1) agonists. Exelixis will receive a $15 million upfront payment. In addition, Exelixis will potentially receive up to $339 million in milestone payments dependent on the successful achievement of development, regulatory and commercial program goals and royalties on sales of potential products commercialized under the collaboration.

“We have continued our significant momentum across all aspects of our business in the first quarter while maintaining a manageable cost base,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “We continue to be encouraged by the data from the XL184 trial in glioblastoma, and we look forward to sharing data in seven presentations covering XL184, XL281, XL228, XL147 and XL765 at ASCO at the end of May. Our compounds are moving forward well, and our ongoing partnership discussions are progressing as anticipated. We ended the quarter with over $230 million in cash and investments, providing us with a solid financial base on which to continue building our business,” continued Dr. Scangos.

Conference Call and Webcast

Exelixis’ management will discuss the company’s first quarter ended March 31, 2009 financial results and provide a general business update during a conference call beginning at 2:00 p.m. PDT/ 5:00 p.m. EDT today, Thursday, May 7, 2009. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, GlaxoSmithKline, Genentech, Boehringer Ingelheim, Wyeth Pharmaceuticals, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended January 2, 2009 are indicated on a calendar year basis, ended December 31, 2008 and as of and for the fiscal quarters ended March 28, 2008 and April 3, 2009 are indicated as ended March 31, 2008 and 2009, respectively.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to Exelixis’ receipt of upfront, milestone and royalty payments from Boehringer Ingelheim under the parties’ collaboration to discover, develop and commercialize autoimmune disease therapies, Exelixis’ belief that it has a solid financial base on which to continue building its business, Exelixis’ expectations with respect to its ongoing partnership discussions, the future development and potential efficacy of Exelixis’ compounds and the release of new data in seven presentations covering five compounds at the upcoming American Society of Clinical Oncology Annual Meeting. Words such as “will,” “potentially,” “goals,” “anticipate,” “continue” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Exelixis’ dependence on its relationship with Bristol-Myers Squibb Company; the potential failure of Exelixis’ compounds to demonstrate safety and efficacy in clinical testing; the therapeutic and commercial value of Exelixis’ compounds; the ability to conduct clinical trials for Exelixis’ compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the development of Exelixis’ programs; Exelixis’ ability to enter into new partnerships and collaborations; Exelixis’ ability to execute upon its objectives; the timely receipt of potential license payments, research funding, milestones and royalties under Exelixis’ collaborative agreements; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended April 3, 2009, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Contract	$6,706	$18,626
License	18,596	9,318

Total revenues	25,302	27,944

Operating expenses:
Research and development	55,344	65,973
General and administrative	8,529	8,691
Collaboration cost-sharing	(1,797)	—

Total operating expenses	62,076	74,664

Loss from operations	(36,774)	(46,720)
Other income (expense):
Interest income and other, net	554	2,511
Interest expense	(2,116)	(961)

Total other income	(1,562)	1,550

Consolidated net loss	(38,336)	(45,170)
Loss attributable to noncontrolling interest	2,156	3,896

Net loss attributable to Exelixis, Inc.	$(36,180)	$(41,274)

Net loss per share, basic and diluted, attributable to Exelixis, Inc.	$(0.34)	$(0.39)

Shares used in computing basic and diluted net loss per share attributable to Exelixis, Inc.	106,383	104,993

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2009	December 31, 2008 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$237,733	$284,185
Working capital	$53,757	$82,028
Total assets	$355,105	$401,622
Stockholders’ equity	$(88,948)	$(56,975)

(1)	Derived from the audited consolidated financial statements

(2)	These amounts include investments held by Symphony Evolution, Inc. of $12.6 million and $14.7 million and restricted cash and investments of $4.9 million and $4.0 million as of March 31, 2009 and December 31, 2008, respectively.

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